UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 3, 2013

ONLINE DISRUPTIVE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54394	27-1404923
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

3120 S. Durango Dr. Suite 305, Las Vegas, Nevada 89117
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (702) 579-7900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Our majority owned Israeli subsidiary, Savicell Diagnostic Ltd., has received approval of the Ethics Committee of the Institutional Review Board of the Tel Aviv Sourasky Medical Center to perform clinical trials on human blood for Savicell’s blood test for early diagnosis of breast cancer.

Savicell is a company set up to commercialize a blood test uniquely designed for the early detection of diseases including cancer and auto-immune diseases. Savicell’s technology was developed in the laboratory of professor Potalski of Tel Aviv University and has successfully diagnosed many cancer patients. The technology that professor Potalski and his team developed is a new chemical language to read the immune system. The immune system is designed to detect disease intrusion and cell malformation in our bodies, which includes cancer, and to eliminate them. In reaction to the presence of cancer, the immune system is energized to respond. The initial reaction is intricate, deploying different metabolic pathways and different subtypes of cells. It is these differential responses that Savicell’s technology detects. The immune system is the first to “read” cancer and Savicell’s technology interprets the language of the immune system’s response.

No further approvals are necessary to commence clinical trials for a human blood test at the Sourasky Medical Center for the detection of breast cancer. Savicell expects to commence such trials during the month of July, 2013.

In addition, Savicell has been granted accelerated process for its patent application in the United States. The patent application process may be accelerated in the United States where a patent holder is over the age of 65, for the purpose of ensuring that the patent holder will enjoy the benefits of the patent if it is granted. In the case of Savicell’s technology, one of the patent applicants is over 65. There is no guarantee that the patent will be granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONLINE DISRUPTIVE TECHNOLOGIES, INC.

By:	/s/ Giora Davidovits
Giora Davidovits
President, Chief Executive Officer, Secretary,
Treasurer and Chief Financial Officer

Dated: July 3, 2013